Exhibit 99.1

JOINT FILING AGREEMENT

We, the undersigned, hereby agree that the Statement on Schedule 13D/A to which this Agreement is an Exhibit, which is being filed in connection with the securities of LightInTheBox Holding Co., Ltd., and any amendments thereafter signed by each of the undersigned, shall be filed on behalf of each of the undersigned pursuant to and in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of July 31, 2015.

AOGANG International (Hong Kong) Corporation Limited

By:	/s/ Zhentao Wang
Name:	Zhentao Wang
Title:	Director

ZheJiang AoKang Shoes Co., Ltd.

By:	/s/ Zhentao Wang
Name:	Zhentao Wang
Title:	Chairman of the Board

AoKang Investment Holdings Co., Ltd.

By:	/s/ Zhentao Wang
Name:	Zhentao Wang
Title:	Chairman of the Board

Mr. Zhentao Wang

By:	/s/ Zhentao Wang

Mr. Jinquan Wang

By:	/s/ Jinquan Wang